EXHIBIT 23.2
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                               ARTHUR ANDERSEN LLP





As independent public accountants, we hereby consent to the use of our report dated November 10, 1995, except with respect to Note 2 and the second paragraph of Note 22, as to which the date is June 4, 1996, and to all references to our Firm included in this registration statement.





                                                     Arthur Andersen LLP



Indianapolis, Indiana
September 16, 1996